EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone 650-493-9300 Facsimile 650-493-6811

July 29, 2004

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, California 94089

Re:	Registration Statement on Form S-8

Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 29, 2004 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 201,837 shares of your Common Stock, $0.001 par value per share, under Artisan’s 1997 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plan is referred to herein as the “Plan.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany each sale under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.